Exhibit 99.1

News Release

22 West Washington Street	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Second-Quarter 2019 Financial Results

CHICAGO, July 25, 2019—Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today announced second-quarter 2019 financial results. Reported results reflect solid revenue growth across the company, supporting strong free cash flow generation.

Second-Quarter Financial Highlights

•                  Revenue increased 8.5% to $273.9 million; organic revenue growth increased 10.0%.

•                  Operating income declined 5.2% to $50.8 million.

•                  Diluted net income per share increased 1.0% to $0.98, versus $0.97 in the second quarter of 2018. Quarterly results include an increase in stock-based compensation related to the PitchBook management bonus plan and transaction expenses from the recently completed DBRS acquisition, which reduced diluted net income per share by $0.07.

•                  Cash provided by operating activities increased 24.9% to $87.2 million; free cash flow increased 33.0% to $68.9 million.

Year-to-Date Financial Highlights

•                  Revenue increased 7.4% to $532.8 million; organic revenue growth increased 9.2%.

•                  Operating income remained relatively flat at $100.3 million.

•                  Diluted net income per share fell 10.3% to $1.75, versus $1.95 in the second quarter of 2018. Increases in PitchBook stock-based compensation and DBRS transaction expenses reduced 2019 year-to-date diluted net income per share by $0.13, while the first quarter of 2018 included an after-tax gain of $0.18 per diluted share from the sale of the 15(c) board consulting product line.

•                  Cash provided by operating activities increased 12.7% to $146.2 million; free cash flow increased 16.0% to $109.2 million.

“Our investments in data, research, and ratings capabilities continue to resonate with investors,” said Kunal Kapoor, Morningstar’s chief executive officer. “We announced forthcoming enhancements to the Morningstar Analyst Rating and Morningstar Sustainability Rating for funds, while leveraging the strength of our equity research to win a significant deal with BNP Paribas in Asia. Demand for private market data and research fueled growth in PitchBook’s user base and revenue, and ongoing momentum in Morningstar Credit Ratings is an excellent backdrop to the integration of DBRS. All of these examples highlight our unique and strengthening ability to provide insights across any investor’s portfolio.”

Overview of Second-Quarter 2019 Financial Results

Revenue for the second quarter of 2019 was $273.9 million, an increase of 8.5% compared with the second quarter of 2018, or 10.0% higher on an organic basis, excluding the impact of foreign currency translation.

License-based revenue grew 9.0% year over year, led by PitchBook, Morningstar Data, and Morningstar Direct. Client renewals and new sales primarily contributed to PitchBook’s strong revenue growth in the second quarter as product enhancements continue to drive demand for the PitchBook Platform. Strong contributions from international markets helped to drive revenue growth for both Morningstar Data and Morningstar Direct. Regulatory requirements in the United Kingdom and Europe and growth of digital investing platforms in Asia supported robust demand for Morningstar Data in the quarter. Morningstar Direct experienced increased demand from wealth managers and asset managers in continental Europe, the U.K., and Asia.

Positive equity market performance was a key driver of growth in our asset-based products, with average assets under management and advisement increasing by 5.6% year over year. Morningstar Investment Management revenue increased by 5.5%, primarily driven by the gross revenue contribution from the Morningstar Funds Trust, which offset softer institutional asset management revenue in the U.K. Strong performance in Managed Retirement Accounts resulted in 9.4% revenue growth in Workplace Solutions. Total assets linked to investment products based on Morningstar Indexes grew 64.0% year over year, driven by ongoing demand for beta and strategic beta solutions. Morningstar Indexes also announced the launch of a comprehensive family of bond indexes representing all major fixed-income markets and asset classes in the second quarter.

Transaction-based revenue increased by 5.2% in the second quarter of 2019 compared to the prior year period. Higher new issue volume in structured finance securities drove revenue growth of 23.3% in Morningstar Credit Ratings. Decreases in client marketing spend impacted Morningstar.com advertising revenue, which declined 14.8%.

Operating expense grew 12.2% in the second quarter of 2019, largely driven by increases in compensation, production costs, facilities, and stock-based compensation. Higher compensation costs reflect ongoing investments in staff to support growth in our key product areas. Data purchases and cloud computing costs contributed to the year-over-year rise in production expenses in addition to the fees paid to sub-advisors relating to the Morningstar Funds Trust. Facilities costs rose in connection with planned expansion and lease renewals in select geographies. The increase in stock-based compensation expense reflects the continued achievement of incentive targets under the PitchBook management bonus plan. Transaction-related expenses primarily associated with advisory fees for the acquisition of DBRS also added to the year-over-year increase in second-quarter operating expense.

Second-quarter operating income decreased 5.2% year over year to $50.8 million. Operating margin was 18.5% in the quarter, versus 21.2% during the same period in 2018. Net income in the second quarter of 2019 was $42.1 million, or $0.98 per diluted share, compared with $41.8 million, or $0.97 per diluted share, in the second quarter of 2018.

Update on Key Product Areas

Morningstar tracks the performance of key product areas expected to provide a greater contribution to growth as part of its long-term strategy, which include Morningstar Data, Morningstar Direct, PitchBook, Workplace Solutions, Morningstar Managed Portfolios, and Morningstar Credit Ratings. Combined, these areas had organic revenue growth of 17.4% in the second quarter of 2019. The highlights below summarize key operating metrics for the quarter ended June 30, 2019, compared with the same period in 2018.

•                  Revenue for Morningstar Data was up 8.0% to $49.7 million.

•                  Morningstar Direct licenses increased 7.3% to 15,521 and revenue grew 7.6% to $36.8 million.

•                  PitchBook Platform licenses increased 61.8% to 29,398 and revenue grew 47.5% to $35.1 million.

•                  Assets under management and advisement in Morningstar Managed Portfolios increased 3.4% to $46.2 billion as of June 30, 2019.

•                  Assets under management and advisement for Workplace Solutions rose 11.6% to $147.6 billion as of June 30, 2019.

•                  Morningstar Credit Ratings completed 46 new-issue ratings, compared with 32 in the second quarter of 2018, representing a 20.5% increase in the asset value of the issues rated. Revenue grew 23.3%.

Balance Sheet and Capital Allocation

As of June 30, 2019, the Company had cash, cash equivalents, and investments totaling $413.9 million and $15.0 million of long-term debt, compared with cash, cash equivalents, and investments of $395.9 million and $70.0 million of long-term debt as of Dec. 31, 2018. On July 2, 2019, the Company entered into a new senior credit agreement primarily to finance the DBRS acquisition with an aggregate principal balance outstanding of $610.0 million at closing.

Cash provided by operating activities was $87.2 million for the second quarter of 2019, compared with $69.8 million in the prior year period. Free cash flow was $68.9 million for the second quarter of 2019, compared with $51.8 million in the prior year period.

In the second quarter of 2019, the Company paid $12.0 million in dividends.

Comparability of Year-Over-Year Results

Certain items affected the comparability of second-quarter 2019 results versus the same period in 2018.

•                  Second-quarter 2019 results include a $2.5 million year-over-year increase in stock-based compensation, primarily driven by the continued achievement of incentive targets under the PitchBook management bonus plan. This reduced operating income growth by 4.7 percentage points and diluted net income per share by $0.04.

•                  Second-quarter 2019 results also include $1.8 million of transaction-related expenses primarily associated with advisory fees related to the recently completed DBRS acquisition. This reduced operating income growth by 3.4 percentage points and diluted net income per share by $0.03.

•                  Second-quarter 2019 results reflect the contribution of the new Morningstar Funds Trust, which records revenue and sub-advisory fees on a gross basis. In the quarter ended June 30, 2019, this resulted in a $2.4 million favorable impact to revenue and a corresponding increase in the cost of revenue, with no impact on operating income.

•                  Foreign currency translation reduced revenue by $3.8 million and operating expense by $3.7 million in the second quarter of 2019, resulting in a $0.1 million decrease in operating income.

•                  On Jan. 1, 2019, Morningstar adopted ASU No. 2016-02, Leases (“ASC Topic 842”) using the effective date method. There was no material impact to the income statement.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the company to comparable GAAP measures and an explanation of why the company uses them.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with about $220 billion in assets under advisement and management as of June 30, 2019. The company has operations in 27 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation;

failing to differentiate our products and continuously create innovative, proprietary research tools; liability related to the storage of personal information related to individuals as well as portfolio and account-level information; inadequacy of our business continuity program in the event of a material emergency or adverse political or regulatory developments; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; trends in the asset management industry, including the decreasing popularity of actively managed investment vehicles and increased industry consolidation; an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology infrastructure to the public cloud; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations; volatility in the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business; the failure of acquisitions and other investments to produce the results we anticipate; the failure to recruit, develop, and retain qualified employees; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; liability relating to the acquisition or redistribution of data or information we acquire or errors included therein; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Investor Relations Contact:

Barbara Noverini, CFA +1 312 646-6164, barbara.noverini@morningstar.com

Media Relations Contact:

Sarah Wirth, +1 312 244-7358, sarah.wirth@morningstar.com

©2019 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended June 30				Six months ended June 30
(in millions, except per share amounts)	2019	2018	change		2019	2018	change

Revenue	$273.9	$252.4	8.5%		$532.8	$495.9	7.4%
Operating expense:
Cost of revenue	107.5	99.8	7.7%		212.6	202.2	5.1%
Sales and marketing	45.7	39.4	16.0%		85.7	77.9	10.0%
General and administrative	44.0	36.0	22.2%		84.8	68.2	24.3%
Depreciation and amortization	25.9	23.6	9.7%		49.4	46.5	6.2%
Total operating expense	223.1	198.8	12.2%		432.5	394.8	9.5%
Operating income	50.8	53.6	(5.2%	)	100.3	101.1	(0.8%	)
Operating margin	18.5%	21.2%	(2.7)pp		18.8%	20.4%	(1.6)pp

Non-operating income (expense), net:
Interest income (expense), net	0.7	(0.7)	NMF		—	(1.0)	NMF
Gain on sale of product line	—	—	—		—	10.5	NMF
Other income (expense), net	1.6	2.1	(23.8%	)	(1.0)	1.2	NMF
Non-operating income (expense), net	2.3	1.4	64.3%		(1.0)	10.7	NMF

Income before income taxes and equity in net income (loss) of unconsolidated entities	53.1	55.0	(3.5%	)	99.3	111.8	(11.2%	)
Equity in net income (loss) of unconsolidated entities	0.7	(0.4)	NMF		(0.8)	(1.9)	(57.9%	)
Income tax expense	11.7	12.8	(8.6%	)	23.2	26.2	(11.5%	)
Consolidated net income	$42.1	$41.8	0.7%		$75.3	$83.7	(10.0%	)

Net income per share:
Basic	$0.99	$0.98	1.0%		$1.77	$1.97	(10.2%	)
Diluted	$0.98	$0.97	1.0%		$1.75	$1.95	(10.3%	)
Weighted average shares outstanding:
Basic	42.7	42.6	0.2%		42.7	42.6	0.2%
Diluted	43.1	43.0	0.2%		43.1	43.0	0.2%

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended June 30		Six months ended June 30
(in millions)	2019	2018	2019	2018

Operating activities
Consolidated net income	$42.1	$41.8	$75.3	$83.7
Adjustments to reconcile consolidated net income to net cash flows from operating activities	33.8	32.3	72.1	60.2
Changes in operating assets and liabilities, net	11.3	(4.3)	(1.2)	(14.2)
Cash provided by operating activities	87.2	69.8	146.2	129.7
Investing activities
Capital expenditures	(18.3)	(18.0)	(37.0)	(35.6)
Proceeds from sale of a product line	—	—	—	10.5
Purchases of equity investments	(0.1)	(0.1)	(1.2)	(0.2)
Other, net	(0.1)	(0.6)	0.2	(0.7)
Cash used for investing activities	(18.5)	(18.7)	(38.0)	(26.0)
Financing activities
Common shares repurchased	—	(1.9)	(4.9)	(10.8)
Dividends paid	(12.0)	(10.7)	(23.9)	(21.3)
Repayments of long-term debt	(15.0)	(25.0)	(55.0)	(55.0)
Other, net	(6.5)	(5.3)	(10.4)	(9.9)
Cash used for financing activities	(33.5)	(42.9)	(94.2)	(97.0)
Effect of exchange rate changes on cash and cash equivalents	(0.5)	(12.1)	0.5	(7.8)
Net increase (decrease) in cash and cash equivalents	34.7	(3.9)	14.5	(1.1)
Cash and cash equivalents—Beginning of period	349.1	311.0	369.3	308.2
Cash and cash equivalents—End of period	$383.8	$307.1	$383.8	$307.1

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	June 30	December 31
(in millions)	2019	2018

Assets
Current assets:
Cash and cash equivalents	$383.8	$369.3
Investments	30.1	26.6
Accounts receivable, net	169.2	172.2
Income tax receivable, net	1.1	1.8
Other current assets	35.7	31.7
Total current assets	619.9	601.6

Property, equipment, and capitalized software, net	140.4	143.5
Operating lease assets	111.8	—
Investments in unconsolidated entities	61.4	63.1
Goodwill	556.5	556.7
Intangible assets, net	64.7	73.9
Other assets	17.6	15.0
Total assets	$1,572.3	$1,453.8

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$45.3	$54.4
Accrued compensation	72.0	109.5
Deferred revenue	232.9	195.8
Operating lease liabilities	29.6	—
Other	1.6	3.1
Total current liabilities	381.4	362.8

Operating lease liabilities, non-current	109.4	—
Accrued compensation	12.5	11.8
Deferred tax liability, net	21.1	22.2
Long-term debt	15.0	70.0
Other long-term liabilities	29.5	52.3
Total liabilities	568.9	519.1
Total equity	1,003.4	934.7
Total liabilities and equity	$1,572.3	$1,453.8

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	Three months ended June 30				Six months ended June 30
(in millions)	2019	2018	change		2019	2018	change

Revenue by Type (1)
License-based (2)	$200.9	$184.3	9.0%		$396.4	$362.9	9.2%
Asset-based (3)	52.6	48.7	8.0%		101.5	99.4	2.1%
Transaction-based (4)	20.4	19.4	5.2%		34.9	33.6	3.9%

Key product area revenue (1)
Morningstar Data	$49.7	$46.0	8.0%		$97.4	$91.1	6.9%
Morningstar Direct	36.8	34.2	7.6%		73.1	68.1	7.3%
PitchBook	35.1	23.8	47.5%		67.4	44.7	50.8%
Morningstar Investment Management	28.9	27.4	5.5%		55.5	55.9	(0.7%	)
Morningstar Advisor Workstation	22.2	22.5	(1.3%	)	44.5	44.6	(0.2%	)
Workplace Solutions	19.7	18.0	9.4%		38.2	37.0	3.2%
Morningstar Credit Ratings	10.6	8.6	23.3%		20.1	16.0	25.6%

	As of June 30
	2019	2018	change
Select business metrics
Morningstar Direct licenses	15,521	14,463	7.3%
PitchBook Platform licenses	29,398	18,172	61.8%
Advisor Workstation clients (U.S.)	171	179	(4.5%	)
Morningstar.com Premium Membership subscriptions (U.S.)	111,428	118,412	(5.9%	)

Assets under management and advisement (approximate)
Workplace Solutions
Managed Retirement Accounts	$66.7 bil	$60.4 bil	10.4%
Fiduciary Services	48.2 bil	41.2 bil	17.0%
Custom Models	32.7 bil	30.6 bil	6.9%
Workplace Solutions (total)	$147.6 bil	$132.2 bil	11.6%
Investment Management
Morningstar Managed Portfolios	$46.2 bil	$44.7 bil	3.4%
Institutional Asset Management	16.1 bil	16.0 bil	0.6%
Asset Allocation Services	7.1 bil	10.2 bil	(30.4%	)
Investment Management (total)	$69.4 bil	$70.9 bil	(2.1%	)

Asset value linked to Morningstar Indexes	$60.5 bil	$36.9 bil	64.0%

	Three months ended June 30			Six months ended June 30
	2019	2018	change	2019	2018	change

Average assets under management and advisement	$213.6 bil	$202.3 bil	5.6%	$206.8 bil	$199.9 bil	3.5%
Asset value of new-issue ratings	$18.2 bil	$15.1 bil	20.5%	$34.5 bil	$26.8 bil	28.7%
Number of new-issue ratings completed	46	32	43.8%	96	56	71.4%

(1) Key product area revenue and revenue by type includes the effect of foreign currency translation.

(2) License-based revenue includes Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, Morningstar Research, PitchBook, and other similar products.

(3) Asset-based revenue includes Morningstar Investment Management, Workplace Solutions, and Morningstar Indexes.

(4) Transaction-based revenue includes Morningstar Credit Ratings, Internet advertising sales, and Conferences.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission: consolidated revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue) and free cash flow. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents organic revenue because the company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition. For divestitures, we exclude revenue in the prior period for which there is no comparable revenue in the current period.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar’s management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended June 30			Six months ended June 30
(in millions)	2019	2018	change	2019	2018	change

Reconciliation from consolidated revenue to revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue):

Consolidated revenue	$273.9	$252.4	8.5%	$532.8	$495.9	7.4%
Less: divestitures	—	—	0.0%	—		0.0%
Less: acquisitions	—	—	0.0%	—	—	0.0%
Less: adoption of accounting changes		—	0.0%		—	0.0%
Effect of foreign currency translations	3.8	—	NMF	8.5	—	NMF
Revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations	$277.7	$252.4	10.0%	$541.3	$495.9	9.2%

Reconciliation from cash provided by operating activities to free cash flow:

Cash provided by operating activities	$87.2	$69.8	24.9%	$146.2	$129.7	12.7%
Capital expenditures	(18.3)	(18.0)	1.7%	(37.0)	(35.6)	3.9%
Free cash flow	$68.9	$51.8	33.0%	$109.2	$94.1	16.0%